Exhibit 10.5

Vincent D. Kelly
President and CEO

November 30,2004

Tom Schilling 1032 Turning Point Lane Cincinnati, Ohio 45039

Dear Tom:

We are pleased to offer you the position of Chief Financial Officer for USA Mobility, Inc. In this role you will be responsible for providing leadership and oversight to Accounting, Finance, Audit, Treasury, Purchasing, and the Records Management functions for USA Mobility. Also, your responsibilities will include planning and implementing the integration of these functions from the predecessor companies and ensuring the development and on-going leadership of these functions for USA Mobility.

Your overall responsibilities include, but are not limited to;

•	Planning and developing the management team for your areas of responsibility and re-aligning the staffing of each of the departments to maximize productivity while achieving the synergy goals of the merger

•	Overseeing the above-mentioned functions to include planning and leading their rationalization and integration with Metrocall’s legacy systems, and providing oversight of related systems until successfully transitioned

•	Contribution in the development of, and on-going fiscal responsibility for, the 2005 operating budgets for your areas of responsibility and achievement of fiscal and quarterly expense goals and targets

•	Sarbanes-Oxley, Section 404 internal controls and compliance for fiscal year 2004 and ongoing, as it relates to your areas of responsibility

6677 Richmond Highway • Alexandria, VA 22306 • Direct:703.718.6650 • Fax: 703.768.9625 • www.usamobility.com

In this position, you will report to the Chief Executive Officer for USA Mobility and will work closely with the other members of executive management to achieve our goals, including the successful integration of the two companies. The terms of this offer are outlined below.

1) Base Salary: $11,538,46 paid biweekly ($300,000 annually)

2) Bonus: 50% to 100% of base salary payable annually. Bonus payment will be based upon accomplishment of pre-determined goals and objectives, as set and agreed upon by the Board of Directors of USA Mobility.

3) Benefits: Company health, dental, vision plans and 401(k) participation will be available to you on the same terms as made available to other USA Mobility employees.

4) Vacation: You will accrue vacation each pay period at a rate equal, to four weeks per year.

5) Expenses: Business related expenses including travel, lodging, meals and incidentals (i.e., telephone expenses) associated with work-related travel, will be reimbursed to you, following the submission of receipts consistent with USA Mobility policy, For a maximum of six months from your starting date of January 3, 2005, USA Mobility will reimburse you for mutually agreed reasonable costs of an apartment, rental car and related travel expenses, including airfare between your current home and our corporate headquarters.

6) Severance: Should USA Mobility, in its sole discretion, terminate you for any reason other than “Cause”, as defined in the USA Mobility Severance Benefits Plan (the “USA Mobility Severance Plan”), you will become eligible for a severance benefit. This severance benefit will be calculated based upon your hire date at USA Mobility with continuous service through the date of termination. The amount of severance shall reflect the terms and conditions contained in the USA Mobility Severance Plan, or any successor severance plan of USA Mobility, and shall apply to the severance payments set forth in this paragraph 6, including, but not limited to, the requirement that you execute a valid severance and release agreement in effect at the time of your termination. Any capitalized terms not defined herein shall have the meanings set forth under the USA Mobility Severance Plan or any successor severance plan of USA Mobility. In the event that you were to be terminated as a result of a Change of Control you would be eligible for a severance payment equal to one year’s base salary.

7) Equity Incentive Package: You will have meaningful participation in the Board/Management equity incentive program at a level below the CEO, but on par with the COO and CTO, once a plan has been established for USA Mobility. A recommendation will be made to the Board of Directors to approve your participation in the plan at a level below the CEO, but on par with the COO and CTO.

8) Signing Bonus: You will receive a, signing bonus in the amount of $50,000.00 within ten (10) days of the date yon begin employment with USA Mobility. If, within one calendar year of the date you begin employment with USA Mobility, you voluntarily terminate your employment with USA Mobility, or are terminated for “Cause”, you will be required to reimburse the Company for a prorated amount of the signing bonus.

9) Relocation Assistance: You will receive relocation assistance (net of taxes) in the amount of $50,000.00 which represents the maximum sum to be paid in relocation expenses. In order for relocation expenses to be tax deductible, you must submit receipts with an expense report.

10) Non-Competition, Non-Solicitation & Release: You must agree to not compete with USA Mobility or divulge trade secrets or confidential information, including customer information, for the period of one year following termination of employment. In addition, you must agree not to solicit employees of USA Mobility for employment. Further, you must agree to release USA Mobility from any liability that might arise from your employment consistent with the terms set forth in the severance agreement and release in effect at that time.

11) At Will Employment: Employment with USA Mobility will be “at will” and, thus, may be terminated at any time by USA Mobility.

12) Governing Law: The terms of this letter agreement shall be governed by the laws of the Commonwealth of Virginia.

Please sign and return one copy of this letter indicating your acceptance of this employment offer. If at all possible, I would like you to attend the first face-to-face meeting of the USA Mobility Board of Directors, as an employee on December 16,2004, Tom, we are excited about our future and look forward to you becoming a part of the USA Mobility Executive Leadership Team.

Sincerely,

Vincent D. Kelly President and CEO USA Mobility, Inc.

Accepted:

/s/ Tom Schilling		12 - 2 - 04
Tom Schilling	Date

cc: Human Resources, Personnel File

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